Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM

TO: Microfield Group, Inc.

As independent certified public accountants, we hereby consent to the inclusion in the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated September 18, 2005, relating to the financial statements of Christenson Electric, Inc. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP

New York, New York
April 18, 2007